Exhibit 21

FTE Networks, Inc. Subsidiary  List

Benchmark Builders, Inc.

Focus Venture Partners, Inc.

FTE Holdings, LLC

FTE Wireless, LLC

FTE Network Services, LLC

Optos Capital Partners, LLC

Jus-Com Inc.

Focus-Fiber Solutions, LLC